EXHIBIT 10.2

AMENDMENT TO SEPARATION AGREEMENT

THIS AMENDMENT (“Amendment”) to the Separation Agreement by and between Legato Systems, Inc., a Delaware corporation (the “Corporation”), and James P. Chappell (the “Executive”), is made as of the 27th day of June, 2003.

WHEREAS, the Corporation and the Executive entered into a Separation Agreement dated as of May 21, 2003 (the “Separation Agreement”) which sets forth the severance benefits payable to the Executive in connection with his termination of employment on June 30, 2003.

WHEREAS, the Corporation and the Executive are entering into a Consulting Agreement effective as of July 1, 2003 (the “Consulting Agreement”) pursuant to which the Executive will provide certain consulting services to the Corporation.

WHEREAS, the Corporation and the Executive now wish to amend the Separation Agreement to provide for certain payments and benefits to the Executive in connection with the services to be provided pursuant to the Consulting Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

1. Consulting Services and Compensation. The Executive shall render to the Corporation such strategic transaction services related to the Corporation’s Project Serengeti as requested from time to time by George I. Purnell and/or David B. Wright (or such other persons as designated by the Corporation’s Chief Executive Officer). The Executive agrees to devote a minimum time for such services to the Corporation of 40 hours per week and four (4) weeks during each calendar month. For such services, the Executive shall be paid at the rate of $175 per hour. The Corporation agrees to require at least that number of hours of service from the Executive so that the Executive is paid $84,000 in the aggregate for services related to Project Serengeti. The Executive shall invoice the Corporation at the end of each calendar month with respect to the services provided during such month. Payment shall be made within ten (10) business days of the Corporation’s receipt of such invoice. The Executive shall not be paid for any other services provided under the Consulting Agreement other than for the payment specified in the Consulting Agreement.

2. Treatment of Outstanding Options. Each outstanding option held by the Executive under the Corporation’s 1995 Stock Option/Stock Issuance Plan on his Termination Date under the Separation Agreement (the “Option”), including any portion of the Option which remains unvested as of the Termination Date, shall continue to remain outstanding and may be exercised (including with respect to shares that may vest in accordance with Paragraph 3 below) during the period specified in the Separation Agreement. However, except as otherwise provided under Paragraph 3 below, the Executive shall not vest in any such Option during the period the Executive provides services under this Amendment or the Consulting Agreement.

3. Change in Control Payments. In the event a Change in Control occurs during the period between July 1, 2003 and December 31, 2003 and the Executive has continued to provide services to the Corporation pursuant to the Consulting Agreement until the effective date of such Change in Control, then the Executive shall be entitled to the following benefits:

a. Each Option outstanding at the time of such Change in Control, to the extent not otherwise vested and exercisable for all the shares subject to the Option, will immediately vest and become exercisable in full for all those option shares and may be exercised for any or all of those shares as fully vested shares.

b. The Executive shall receive a lump sum cash payment equal to the appropriate Target Bonus (as such term is defined in that certain Employment Agreement by and between the Corporation and the Executive dated as of September 13, 2002, as amended September 16, 2002 (the “Employment Agreement”)) in effect for the fiscal year 2003. Such payment shall be made within ten (10) business days following the effective date of the Change in Control.

c. Any Corporation-paid COBRA coverage under the Separation Agreement shall continue until the earlier of (i) the expiration of the eighteen (18)-month period measured from the first day of the calendar month following the calendar month in which his Termination Date occurs or (ii) the first date on which the Executive and his eligible dependents are covered under another employer’s health benefit program without exclusion for any pre-existing medical condition. Any additional health care coverage to which the Executive and his dependents may be entitled under COBRA following the period of such Corporation-paid coverage shall be at the Executive’s sole cost and expense.

d. In the event that one or more of the payments or benefits paid or payable to the Executive by the Corporation (or any successor) under the Employment Agreement, the Separation Agreement, this Amendment, the Consulting Agreement or otherwise, are deemed, to constitute an excess parachute payment under Code Section 280G, then the Executive shall be entitled to receive from the Corporation an additional payment (the “Gross-Up Payment”) in a dollar amount determined pursuant to the following formula:

X = Y ÷ [1-(A + B + C)], where

X is the total dollar payment of the Gross-up Payment.

Y is the total excise tax, together with all applicable interest and penalties (collectively, the “Excise Tax”), imposed on the Executive pursuant to Code Section 4999 (or any successor provision) with respect to the excess parachute payment attributable to any payments or benefit which are deemed to constitute a parachute payment under Code Section 280G(b)(2) and the Treasury Regulations thereunder.

A is the Excise Tax rate in effect under Code Section 4999 for such excess parachute payment,

B is the highest combined marginal federal income and applicable state income tax rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made, determined after taking into account the deductibility of state income taxes against federal income taxes to the extent actually allowable for that calendar year, and

C is the applicable Hospital Insurance (Medicare) Tax Rate in effect for the Executive for the calendar year in which the Gross-Up Payment is made.

4. The consideration and benefits payable to the Executive pursuant to this Amendment in connection with the performance of services under the Consulting Agreement shall be in addition to the consideration and benefits payable to the Executive for such services under the Consulting Agreement.

5. Except as expressly amended herein, all of the terms and provisions of the Separation Agreement shall remain unmodified and in full force and effect, and the Separation Agreement shall be read together and construed with the applicable sections of this Amendment.

6. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to them in the Separation Agreement.

8. The provisions of this Amendment shall be construed and interpreted under the laws of the State of California applicable to agreements executed and wholly performed within the State of California. If any provision of this Amendment as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Amendment, or the enforceability or invalidity of this Amendment as a whole. Should any provision of this Amendment become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Amendment shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year written above.

LEGATO SYSTEMS, INC.

By:	/S/ GEORGE I. PORNELL

Title:	V.P. of Human Resources

/S/ JAMES P. CHAPPELL
James P. Chappell

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